Exhibit 99.2

Intel Corporation 2200 Mission College Blvd. Santa Clara, CA 95054-1549

Intel Updates Fourth-Quarter Financial Expectations

Expense for Legal Settlement with AMD to Be Taken in Q4

NEWS HIGHLIGHTS
•	Legal settlement to result in Q4 expense of $1.25 billion.
•	Spending (R&D plus MG&A) now expected to be approximately $4.2 billion.
•	Tax rate expected to decline to about 20 percent.

SANTA CLARA, Calif., Nov. 12, 2009 – As a result of the legal settlement announced today with Advanced Micro Devices (AMD), Intel Corporation adjusted its fourth-quarter financial expectations to reflect the impact of the $1.25 billion settlement payment. Intel now expects spending (R&D plus MG&A) in the fourth quarter to be approximately $4.2 billion, up from $2.9 billion. In addition, the effective tax rate is expected to be approximately 20 percent, down from 26 percent. All other expectations are unchanged.

Under terms of the agreement, the parties will end all outstanding litigation including antitrust and patent cross license disputes. AMD will withdraw all of its regulatory complaints against Intel worldwide and both parties will enter into a new 5-year patent cross license agreement. In addition, Intel will pay AMD $1.25 billion.

Intel’s fourth-quarter Business Outlook was originally published in the company’s third- quarter earnings release, available at www.intc.com. The company is scheduled to report its fourth-quarter financial results on Jan. 14.

Status of Business Outlook

Through Nov. 25, Intel’s corporate representatives may reiterate the Business Outlook during private meetings with investors, investment analysts, media and others. From the close of business on Nov. 25 until publication of the company’s fourth-quarter earnings release, Intel will observe a “Quiet Period” during which the Business Outlook disclosed in the company’s news releases and filings with the SEC should be considered to be historical, speaking as of prior to the Quiet Period only and not subject to an update by the company.

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Risk Factors

The above statements and any others in this document are forward-looking statements that involve a number of risks and uncertainties. Many factors could affect Intel’s actual results, and variances from Intel’s current expectations regarding such factors could cause actual results to differ materially from those expressed in these forward-looking statements. Intel presently considers the following to be the important factors that could cause actual results to differ materially from the corporation’s expectations.

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Demand could be different from Intel's expectations due to factors including changes in business and economic conditions; customer acceptance of Intel’s and competitors’ products; changes in customer order patterns including order cancellations; and changes in the level of inventory at customers.

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Intel operates in intensely competitive industries that are characterized by a high percentage of costs that are fixed or difficult to reduce in the short term and product demand that is highly variable and difficult to forecast. Additionally, Intel is in the process of transitioning to its next generation of products on 32nm process technology, and there could be execution issues associated with these changes, including product defects and errata along with lower than anticipated manufacturing yields. Revenue and the gross margin percentage are affected by the timing of new Intel product introductions and the demand for and market acceptance of Intel's products; actions taken by Intel's competitors, including product offerings and introductions, marketing programs and pricing pressures and Intel’s response to such actions; and Intel’s ability to respond quickly to technological developments and to incorporate new features into its products.

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The gross margin percentage could vary significantly from expectations based on changes in revenue levels; capacity utilization; start-up costs, including costs associated with the new 32nm process technology; variations in inventory valuation, including variations related to the timing of qualifying products for sale; excess or obsolete inventory; product mix and pricing; manufacturing yields; changes in unit costs; impairments of long-lived assets, including manufacturing, assembly/test and intangible assets; and the timing and execution of the manufacturing ramp and associated costs.

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Expenses, particularly certain marketing and compensation expenses, as well as restructuring and asset impairment charges, vary depending on the level of demand for Intel's products and the level of revenue and profits.

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The tax rate expectation is based on current tax law and current expected income. The tax rate may be affected by the jurisdictions in which profits are determined to be earned and taxed; changes in the estimates of credits, benefits and deductions; the resolution of issues arising from   tax audits with various tax authorities, including payment of interest and penalties; and the ability to realize deferred tax assets.

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Gains or losses from equity securities and interest and other could vary from expectations depending on gains or losses realized on the sale or exchange of securities; gains or losses from equity method investments; impairment charges related to debt securities as well as equity and other investments; interest rates; cash balances; and changes in fair value of derivative instruments.

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The majority of our non-marketable equity investment portfolio balance is concentrated in companies in the flash memory market segment, and declines in this market segment or changes in management’s plans with respect to our investments in this market segment could result in significant impairment charges, impacting restructuring charges as well as gains/losses on equity investments and interest and other.

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Intel's results could be impacted by adverse economic, social, political and physical/infrastructure conditions in countries where Intel, its customers or its suppliers operate, including military conflict and other security risks, natural disasters, infrastructure disruptions, health concerns and fluctuations in currency exchange rates.

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Intel's results could be affected by adverse effects associated with product defects and errata (deviations from published specifications), and by litigation or regulatory matters involving intellectual property, stockholder, consumer, antitrust and other issues, such as the litigation and regulatory matters described in Intel's SEC reports.

A detailed discussion of these and other factors that could affect Intel’s results is included in Intel’s SEC filings, including the report on Form 10-Q for the fiscal quarter ended Sept. 26 2009.

Intel (NASDAQ: INTC), the world leader in silicon innovation, develops technologies, products and initiatives to continually advance how people work and live. Additional information about Intel is available at www.intel.com/pressroom and blogs.intel.com.

Intel and the Intel logo are trademarks of Intel Corporation in the United States and other countries.
* Other names and brands may be claimed as the property of others.

CONTACTS:	Tom Beermann	Rueben Gallegos
	Media Relations	Investor Relations
	408-765-6855	408-765-5374
	tom.beermann@intel.com	rueben.m.gallegos@intel.com